UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
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Adolph Coors Company
(Name of Registrant as Specified In Its Charter)

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This filing consists of the following materials:

(1) a press release, dated September 17, 2004, announcing that Adolph Coors Company (“Coors”) filed a preliminary proxy statement with the U.S. Securities and Exchange Commission in connection with the previously announced merger of equals of Coors and Molson, Inc. (“Molson”);

(2) a list of frequently asked questions distributed to employees of Coors in connection with the proposed combination of Coors and Molson; and

(3) a newsletter distributed to employees of Coors in connection with the proposed combination of Coors and Molson.

Molson and Coors Outline Merger of Equals in Preliminary Proxy Filing

MONTREAL, Canada, and GOLDEN, Colorado, September 17, 2004 — Adolph Coors Company (NYSE: RKY) and Molson Inc. (TSX: MOL.A) today announced that Coors has filed a preliminary proxy statement pursuant to U.S. securities regulations with the Securities and Exchange Commission (SEC) in connection with the companies’ previously announced merger of equals.  This filing may be accessed through the SEC website at www.sec.gov, at www.molsoncoors.com and at www.sedar.com.  Molson will file the final proxy statement with Canadian securities regulators at a later date, once the SEC has approved the Coors filing.

On July 22, 2004, Molson and Coors announced a definitive agreement to combine in a merger of equals.  The company will be called Molson Coors Brewing Company and will be the world’s fifth-largest brewing company by volume, with combined beer sales of 60 million hectoliters, or 51 million barrels, and a strong foundation of established brands in four of the world’s top eight beer markets.

The combination is expected to unlock significant value for shareholders.  From the outset, value creation will come from both the ability to focus marketing investments on core brands to grow revenues and the ability to capture an expected US$175 million in annualized synergies, half of which are expected to be realized within the first 18 months following completion of the merger.  Secondly, a stronger overall financial platform will lead to deeper support of core brands and key markets to drive revenue, share and volume growth.  Finally, the merger will create the scale and balance sheet strength to allow Molson Coors Brewing Company to compete more effectively in the increasingly global and highly dynamic brewing industry long-term.

Leo Kiely, chief executive officer of Coors, stated, “Today’s filing of the preliminary proxy is an important step in the merger process.  We look forward to continuing to demonstrate to our shareholders the compelling nature of this transaction, notably its ability to create shareholder value on a sustained basis.  I’m confident in our ability to achieve our goals for the new organization, and I am excited to work with a strong management team that represents a balanced combination of talent from both organizations.”

Daniel J. O’Neill, chief executive officer of Molson, stated, “Through the capture of US$175 million in synergies, all of which will be taken to the bottom line in the first three years, this transaction will result in a 24 percent increase in pro forma profitability above current base-line trends.  Given the combined company’s significant cash flow and strong balance sheet with relatively low debt levels, we will also have the financial resources to make the investments necessary to ensure the ongoing strength of our brands.”

The Molson Coors Brewing Company will apply to list its shares on the New York Stock Exchange and the Toronto Stock Exchange.  The proposed combination is a merger of equals as reflected in the combined company’s board and share structure, management and dual headquarters.  Generally accepted accounting principles in the U.S. require that one of the two companies be designated the “acquirer” for accounting purposes, and Coors has been designated the acquirer in the SEC filing made today solely for these accounting purposes.  Following the closing of the transaction, Molson shareholders will own approximately 55 percent of the combined company, and Coors shareholders will own approximately 45 percent.

Shareholder approval, which is required to complete the transaction, will be solicited by the companies by means of the definitive proxy statement that will be mailed to shareholders upon completion of the SEC review process.  The companies expect to complete the transaction later this year.

As previously announced, both companies’ boards of directors have unanimously approved and recommended the merger of equals between Molson and Coors.  After thoroughly reviewing the combination in light of other possible strategic options, each board of directors concluded that this combination offers the most significant opportunity to grow profitability and shareholder value on a sustainable basis.  Additionally, as previously stated, the existing principal shareholders of Molson (Pentland Securities (1981), Inc.) and Coors (the Adolph Coors, Jr., Trust) have agreed to vote their shares in favor of the merger.

About Molson Inc.

Molson is Canada`s largest brewer and one of the world’s leading brewers of quality beer with operations in Canada, Brazil and the United States. A global brewer with CAN$3.5 billion in gross annual sales, Molson traces its roots back to 1786, making it North America’s oldest beer company. Committed to brewing excellence, Molson produces an award-winning portfolio of beers including Molson Canadian, Molson Export, Molson Dry, Rickard’s, A Marca Bavaria, Kaiser and Bavaria. For more information on Molson Inc., please visit the company’s website at www.molson.com.

About Adolph Coors Company

Founded in 1873, Adolph Coors Company is the world’s eighth-largest brewer, with $5.4 billion in annual gross sales.  Its principal subsidiary is Coors Brewing Company, the third-largest brewer in the U.S., with a beverage portfolio that includes Coors Light, Coors Original, Aspen Edge, Killian’s, Zima XXX and the Keystone family of brands. The company’s operating unit in the United Kingdom, Coors Brewers Limited, is the U.K.’s second-largest brewer, with brands that include Carling — the best-selling beer in the U.K. — Grolsch, Worthington’s, Reef and the recently launched Coors Fine Light Beer.  For more information on Adolph Coors Company, please visit the company’s website at www.coors.com.

Contacts
For Molson Inc.:	For Coors:
Investors	Investors
Danielle Dagenais	Dave Dunnewald
514-599-5392	303-279-6565

Kevin Caulfield
303-277-6894

Media	Media
Sylvia Morin	Laura Sankey
514-590-6345	303-277-5035

This press release includes “forward-looking statements” within the meaning of the U.S. federal securities laws.  Forward-looking statements are commonly identified by such terms and phrases as “would”, “may”, “will”, “expects” or “expected to” and other terms with similar meaning indicating possible future events or actions or potential impact on the businesses or shareholders of Adolph Coors Company and Molson Inc. (separately and together the “Companies”).  Such statements include, but are not limited to, statements about the anticipated benefits, savings and synergies of the merger between Adolph Coors Company and Molson Inc., including future financial and operating results, Coors’ and Molson’s plans, objectives, expectations and intentions, the markets for Coors’ and Molson’s products, the future development of Coors’ and Molson’s business, and the contingencies and uncertainties to which Coors and Molson may be subject and other statements that are not historical facts.  The press release also includes information that has not been reviewed by the Companies’ independent auditors. There is no assurance the transaction contemplated in this release will be completed at all, or completed upon the same terms and conditions described.  All forward-looking statements in this press release are expressly qualified by information contained in each company’s filings with regulatory authorities.  The Companies do not undertake to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the ability to obtain required approvals of the merger on the proposed terms and schedule; the failure of Coors and Molson stockholders to approve the merger; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any revenue synergies from the merger may not be fully realized or may take longer to realize than expected; and disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers. Additional factors that could cause Coors’ and Molson’s results to differ materially from those described in the forward-looking statements can be found in the periodic reports filed by Coors with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s internet site (http://www.sec.gov). Neither Coors nor Molson undertakes and each specifically disclaims, any obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

Coors has filed a preliminary joint proxy statement/management information circular regarding the proposed transaction with the Securities and Exchange Commission.  Stockholders are urged to read the definitive joint proxy statement/management information circular when it becomes available, because it will contain important information. Stockholders will be able to obtain a free copy of the definitive joint proxy statement/management information circular, as well as other filings containing information about Coors, without charge, at the Securities and Exchange Commission’s internet site (http://www.sec.gov). Copies of the definitive joint proxy statement/management information circular and the filings with the Securities and Exchange Commission that will be incorporated by reference in the definitive joint proxy statement/management information circular can also be obtained, without charge, by directing a request to Adolph Coors Company, 311 10th Street, Golden, Colorado 80401, Attention: Investor Relations, (303) 279-6565. The respective directors and executive officers of Coors and Molson and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding Coors’s and Molson’s directors and executive officers, and a description of their direct and indirect interests, by security holdings or otherwise, is available in the preliminary joint proxy statement/management information circular filed with the Securities and Exchange Commission.

Employee Q&A September 17, 2004

Internal Employee Q&A

1.	I’m hearing that this is a great opportunity, can you tell me why?

The goal of this transaction is to significantly grow our business over the short, medium and long term. The combined company will have the scale, global reach and broad portfolio of premier beers that will allow us to continue to grow existing customer relationships, expand into new markets and provide growth opportunities for employees and the company as a whole.

This merger is the result of a rigorous analysis by both companies, and it allows us to increase shareholder value substantially by capturing $175 million of annualized synergies within the first three years. The combination creates a top 5 global brewer with operational scale, diversified earnings stream and the financial strength to compete more effectively in today’s consolidating market. We believe the terms that we agreed upon — with the guidance of our financial advisors — represent a fair value and an outstanding opportunity for the shareholders of both companies.

The controlling Molson and Coors families have agreed to vote their shares in favor of the merger because of the value created for all shareholders by the combination.

2.	Why do I sometimes see things about the transaction in the paper that I have not heard about internally?

As is the case in any high profile transaction, there will be a great deal of media attention regarding the merger and the two companies in the upcoming months — some of which will include an individual reporter’s analysis or speculation about the deal. Although we know it is difficult, we ask you to do your best to focus on the facts as you learn them from us. In particular, in the definitive proxy statement to be sent to all shareholders of Coors and Molson. For our part, we commit to keeping you up-to-date during the coming months regarding any important developments that will directly impact you as an employee.

3.	Is stockholder approval required to complete this deal?

For Molson, 2/3 of the shares voted in each share class must approve the transaction. For Coors, a simple majority (over 50%) of the outstanding shares of each share class is required. Certain members of the controlling family shareholders of both companies have already agreed to vote in favor of the transaction.

4.	What about possible bids from other parties?

We cannot speculate as to what others might do. However, we believe this transaction is a compelling one that will deliver Coors shareholders value in the short, medium, and long-term. In addition, Pentland Securities (1981), Inc., an entity controlled by Eric Molson which holds a significant number of Molson’s Class B shares, has agreed to vote its shares in favor of this transaction and against competing transactions that may arise while the agreement with Coors is in effect. As a result, no other transaction subject to a shareholder vote could get approval of 2/3 of the Molson Class B shares while that agreement is in effect.

5.	Should the merger not be approved, what is next for Coors?

We think this is the best deal for both Coors and Molson shareholders. We have no reason to expect that merger will not close.

6.	I’ve heard something about a change-in-control clause. What is it, and is it applicable in this merger?

Change-in-control clauses are common features of employee benefits arrangements and are typically in place to maintain continuity in leadership during times of change, such as a merger. The merger with Molson will be a change-in-control, because the Coors family trust will no longer hold a majority of the voting shares, and the majority of the Molson Coors board of directors will not be current Coors directors.

7.	How will Molson Coors extract over $175 million in synergies given the shifting of brewing capacity to Coors’ operations and the possibility that other changes to operations could be underway?

On top of any cost-savings achieved by Coors due to its recently announced shifting of brewing capacity to the company’s Shenandoah facility, management anticipates synergies of approximately $175 million from five areas:

• Optimization of brewery networks

• Procurement efficiencies

• Best in class savings (using the best systems, processes and approaches between the two companies)

• Streamlined organizational design

• Consolidated administrative functions

We are confident that 50% of these synergies can be achieved within the first 18 month period.

8.	When do you expect to close the transaction? When will the merger become “official?”

We expect the transaction to close in the fall of 2004.

9.	How will the Coors and Molson combined leadership team work together?

For years, we have competed in the marketplace and developed tremendous respect for the people and skills of each other’s teams. We have also gained strong familiarity with each other through our joint ventures. As we have worked together finalizing the agreements and operating strategy for the combined company, we have had good chemistry among our people and excellent working relationships among our teams. This makes us highly confident that our cultures throughout the companies are compatible and will fit well together.

10.	Who will be on the Board of the combined company?

Molson Coors Brewing Company’s Board will have 15 Directors, most of whom will be drawn from the existing Boards of both companies. It will be composed of five members nominated by Molson family members, five members nominated by Coors family Board members and three directors elected by the company’s non-voting shareholders.  Leo Kiely and Daniel O’Neill will also be directors. Nine members of the company’s Board of Directors will be independent of management and the controlling shareholders.

11.	How will the stock for the merger be structured?

Coors stockholders will keep their shares in Coors, which is being renamed “Molson Coors Brewing Company.” Molson shareholders will receive stock in Molson Coors (or a Canadian subsidiary) in exchange for their Molson shares.

Furthermore, certain changes will be made to the terms of each class of Coors shares in connection with the merger. Those changes will be described in the definitive proxy statement for the special stockholder meeting to approve the transaction.

For illustration: If you have 1000 shares of Coors Brewing Company, you will have 1000 shares in Molson Coors Brewing Company. If you have 1000 shares of Molson, you will have 360 shares of Molson Coors Brewing Company.

12.	It is my understanding that current Molson shareholders will receive 55% of the combined company’s stock and Coors shareholders the remaining 45%. Is this correct?

That is correct — current Coors stockholders will own approximately 45% of the Molson Coors’ overall equity and current Molson shareholders will own 55% of the overall equity.

The ratio of 45% to 55% is based on a number of factors. Separate investment bankers provided fairness opinions to both the Coors and Molson Boards indicating that this ratio is fair to Coors’ and Molson’s shareholders.

13.	At the present time, where do Molson and Coors have breweries worldwide and how are the two of us ranked globally?

Molson Inc. has operations in Canada, Brazil and the United States and is currently the #1 beer company in Canada and the 14th largest brewer worldwide. It has five breweries in Canada and nine in Brazil. Molson products are sold mainly in Canada, Brazil and the U.S.

Coors is the third-largest U.S. brewer and the world’s eigth-largest brewer. The company has breweries in Golden, Colorado, Memphis, Tennessee, and a packaging facility in Virginia’s Shenandoah Valley, near the town of Elkton, Virginia, as well as breweries in the UK in

Burton-on-Trent, Alton and Tadcaster. Coors’ products are sold in North America, Europe, Latin America, the Caribbean and Asia.

14.	Since Molson will produce Coors products for U.S. distribution, will Molson products be brewed and packaged in the U.S.?

We are looking at the possibility of producing Coors products (except for Coors Original and Coors Light) in Canada for distribution in the Northeast U.S.

There are no present plans to brew Molson in the U.S.

15.	Does Molson own 100% of Cervejarias Kaiser?

Molson owns 80% of Cervejarias Kaiser in Brazil. Heineken owns the other 20%.

16.	What happens to the Molson products distributed by competing distributors?

This merger is not expected to have an impact on the distribution houses.

17.	Does Molson pasteurize Coors Light for Canada?

Yes. Molson has pasteurized Coors Light for distribution in Canada since 1985

18.	Are Molson plants unionized?

The production/operations staff in all 5 Molson plants are unionized.  Molson has good relationships with the unions and three of the 5 collective agreements were successfully renegotiated in 2003/2004.

19.	Will you be shutting down any facilities? If so, which ones?

As previously noted, there will be some overlap through optimization of brewery networks, increased procurement efficiencies, streamlined organizational design, and consolidated administrative functions, but is too early to discuss details. We are committed to treating employees fairly and with respect and will keep you apprised of new developments in a timely manner.

20.	Will affected employees receive severance packages? If yes, how will severance packages be determined?

Yes. We are committed to treating our employees fairly and with respect. Keep in mind this announcement is just the first step in a long process and that there will be no actions taken until the merger closes several months from now.

21.	Will “Coors Brewing Company” still be my employer? Where will my paychecks come from?

Your paychecks will continue to come from Coors Brewing Company. We will be keeping employees fully apprised of any future changes in this regard.

22.	Will the name on our signs/buildings/uniforms change?

The name on our buildings/uniforms will remain Coors Brewing Company. We will be keeping employees fully apprised of any future changes in this regard.

23.	Where can I submit additional questions on the merger?

A special email box has been established to take questions from you. Frequently asked questions received via this email box will be answered through ongoing Q&As issued periodically. Questions specific to your personal situation should be addressed to your manager. Questions can be sent to mergerquestions@coors.com.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the ability to obtain required approvals of the merger on the proposed terms and schedule; the failure of Coors and Molson stockholders to approve the merger; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any revenue synergies from the merger may not be fully realized or may take longer to realize than expected; and disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers. Additional factors that could cause Coors’ and Molson’s results to differ materially from those described in the forward-looking statements can be found in the periodic reports filed by Coors with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s internet site (http://www.sec.gov). Neither Coors nor Molson undertakes and each specifically disclaims, any obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

Coors has filed a preliminary joint proxy statement/management information circular regarding the proposed transaction with the Securities and Exchange Commission.  Stockholders are urged to read the definitive joint proxy statement/management information circular when it becomes available, because it will contain important information. Stockholders will be able to obtain a free copy of the definitive joint proxy statement/management information circular, as well as other filings containing information about Coors, without charge, at the Securities and Exchange Commission’s internet site (http://www.sec.gov). Copies of the definitive joint proxy statement/management information circular and the filings with the Securities and Exchange Commission that will be incorporated by reference in the definitive joint proxy statement/management information circular can also be obtained, without charge, by directing a request to Adolph Coors Company, 311 10th Street, Golden, Colorado 80401, Attention: Investor Relations, (303) 279-6565. The respective directors and executive officers of Coors and Molson and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding Coors’s and Molson’s directors and executive officers, and a description of their direct and indirect interests, by security holdings or otherwise, is available in the preliminary joint proxy statement/management information circular filed with the Securities and Exchange Commission.

# # #

NEWSfacts

Special Edition

Friday, September 17, 2004

Produced by Coors Corporate Communications

AN INTERNAL PUBLICATION FOR CBC EMPLOYEES

MERGER NEWS

In keeping with our commitment to keep you apprised of new developments associated with the Molson merger, we wanted to let you know that we have just filed our preliminary proxy with the SEC.   We are required to file a preliminary proxy with the SEC, and this provides an opportunity for the SEC to review the materials before we put together the final proxy statement for delivery to our stockholders.

The preliminary proxy will be available on http://www.molsoncoors.com/ and you can also find information related to the merger, including updated Q&As, on the internal merger news website. For those of you who are shareholders, you will be sent a copy of the definitive proxy when it is final.

As you have seen, and as is the case in any high profile transaction, there has been a great deal of media attention regarding the merger and the two companies.  This preliminary proxy statement is a public document, and will likely generate a new round of media coverage — some of which will include an individual reporter’s analysis or speculation about the deal.  We know it is difficult, but again, we ask you to do your best to focus on the facts as you learn them from us.

This is a very exciting time for the company and the merger with Molson is expected to provide the operational scale and global diversity necessary to compete more effectively in today’s consolidating beer market and realize our vision of becoming a top-5 brewer.  That said, the transaction still needs approval by shareholders and regulators before the merger is completed and integration can begin.  Coors and Molson are still competitors and until the merger closes, we cannot operate as a unified company, other than our current agreements and joint operations.  It is critical that we all remain focused in order to continue delivering the same high quality products and services our customers have come to expect.

Once again, we are committed to keeping you apprised of all the latest developments in our transaction with Molson, and will continue to keep you updated as events unfold.  We thank you for your continued dedication, hard work and support.

Editors Note:  A reminder that employees can find merger information on the NetBar Merger News page, (accessible from the upper right-hand corner of the front page of the NetBar under the “What’s New” section) and questions can be sent to mergerquestions@coors.com.

Coors has filed a preliminary joint proxy statement/management information circular regarding the proposed transaction with the Securities and Exchange Commission.  Stockholders are urged to read the definitive joint proxy statement/management information circular when it becomes available, because it will contain important information. Stockholders will be able to obtain a free copy of the definitive joint proxy statement/management information circular, as well as other filings containing information about Coors, without charge, at the Securities and Exchange Commission’s internet site (http://www.sec.gov). Copies of the definitive joint proxy statement/management information circular and the filings with the Securities and Exchange Commission that will be incorporated by reference in the definitive joint proxy statement/management information circular can also be obtained, without charge, by directing a request to Adolph Coors Company, 311 10th Street, Golden, Colorado 80401, Attention: Investor Relations, (303) 279-6565. The respective directors and executive officers of Coors and Molson and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding Coors’s and Molson’s directors and executive officers, and a description of their direct and indirect interests, by security holdings or otherwise, is available in the preliminary joint proxy statement/management information circular filed with the Securities and Exchange Commission.